Exhibit 99.3

Updated Risk Factors

Risks Related to the Moser Acquisition

We face a variety of risks related to our entry into a new line of business following the completion of the Moser Acquisition.

Our entry into scaled distributed power solutions is expected to enhance our position as a mobile equipment and logistics solution provider to the oil and natural gas industry as well as diversify our business.

Entry into a new line of business may also subject us to new laws and regulations with which we are not familiar and may lead to increased litigation and regulatory risk. Further, our management team has not directly engaged in the distributed power solutions business before, and its lack of experience may result in delays or further complications to the new business. If we are unable to successfully implement the acquired business of Moser, our revenue and profitability may not grow as we expect, our competitiveness may be materially and adversely affected, and our reputation and business may be harmed.

The market price for our common stock following the closing of the Moser Acquisition may be affected by factors different from those that historically have affected or currently affect our common stock.

Our results of operations following the completion of the Moser Acquisition may be affected by some factors that are different from those that have affected our results of operations in the past. Accordingly, the market price and performance of our common stock is likely to be different from the performance of our common stock in the absence of the Moser Acquisition. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, our common stock, regardless of our actual operating performance.

Our newly acquired power solutions segment is dependent on its relationships with key suppliers to obtain equipment for its business.

Our power generation business is dependent on a sole key supplier for access to the unique equipment used in the provision of our power solutions offering. If we fail to maintain an adequate relationship with this supplier, if we fail to receive equipment from this supplier in a timely manner or, if we are required to find an alternative supplier of equipment, then our competitive position may be harmed and our operations, financial conditions and/or cash flows may be negatively impacted.

In addition, the prices of certain equipment may continue to experience inflationary pressures, which may be exacerbated by our reliance on a single key supplier, that could further increase such costs. We may not be able to pass on these costs to our customers, which could have a material adverse impact on our results of operations, financial condition or cash flows.

Unavailability of, and lengthy delays in obtaining, the necessary equipment may result from a number of factors affecting our supplier including capacity constraints, labor shortages or disputes, supplier product quality issues and our supplier’s allocations to other purchasers. These risks can be magnified in a weak economic environment or following increases in demand arising from an economic downturn, but are also generally present due to the nature of our business and its dependence on highly-specialized equipment. Such disruptions could result in our inability to effectively meet the needs of our customers and could result in a material adverse effect on our operations, financial condition or cash flows.

Many of our power systems involve long sales cycles.

The sales cycle for our power systems, from initial contact with potential customers to the commencement of field delivery, may be lengthy. Customers generally consider a wide range of solutions before making a decision to rent or to purchase power systems. Before a customer commits to rent or purchase power systems, they often require a significant technical review, assessment of competitive offerings and approval at a number of management levels within their organization. During the time our customers are evaluating our power solutions offerings, we may incur substantial sales and marketing, engineering, and research and development expenses.

Our customers may not continue to outsource their power system needs.

Our customers can evaluate a wide range of applications and equipment to address standby and/or prime power generation needs. As a result of the significant resources and expertise required to develop these systems, certain of these customers have historically chosen to outsource the provision of power generation to Moser. To a significant extent, we will depend on customers continuing to outsource their power generation needs. Additionally, we may be unable to successfully maintain business relationships with customers due to difficulties integrating the acquired business or inability to provide customers with the same level of service following the Moser Acquisition. Customers may not continue to outsource as much or any of their power generation needs in the future or may seek alternative solutions.

We depend on a few customers for a significant portion of our power solutions segment revenues, and the loss of one or more significant customers could affect our ability to maintain the revenues of our power solutions segment.

In 2024, Moser derived more than 10% of its total revenues from a single customer. If, following our acquisition of Moser, we were to lose this or any of our power solutions segment’s significant customers without finding replacement customers, or if these customers were to change the terms, including pricing terms, on which they buy power solutions from us, it could have a material adverse effect on our business, financial condition, and results of operations.

Distributed power solutions in some applications compete with access to the grid.

Distributed power solutions are an alternative for customers to consider when grid access is unavailable, costly or delayed. Our distributed power service offering could be affected in the event that large-scale utility projects are completed and the associated transmission and distribution networks are established. In this case, customers may only use our service offering as bridge power until line power is received or backup power.